1997 MANAGEMENT BONUS PROGRAM


     Participants in the 1997 Management Bonus Program shall include all non-sales positions from Level 10 up to Level 20 and the CEO. Certain individuals who have Individual Performance Bonus Plans may be allocated only a portion of the management bonus (generally 50%). Bonuses will be solely predicated on the consolidated earnings performance of Mid Atlantic Medical Services, Inc. (MAMSI) as documented by the year end audited financial statements.

     Bonuses shall be paid according to the following guidelines:

     1. MINIMUM BONUS - Minimum bonuses shall be paid if the Company (MAMSI) achieves a profit of $34.4 million before income taxes, expansion or acquisition costs, and prior to the physicians' return of withhold and payment of physicians' bonuses.

     2. MAXIMUM BONUS - Maximum bonuses shall be paid if the Company (MAMSI) achieves a profit of $46 million before income taxes, expansion or acquisition costs, and prior to the physicians' return of withhold and payment of physcians' bonuses.

     3. PRO-RATION - In the event that the Company earns between $34,400,000 and $46,000,000, bonuses will be pro-rated accordingly.

     4. BONUS BASE - In general, bonus payments will be calculated on cash payments made during the year for base salary which would take into account salary increases due to promotion or merit increases. Pro-rated calculations will be made at each salary level for the portion of the year that the new salary or level is in effect.  However, with respect to executive officers hired prior to March 1, 1997, bonus payments will disregard salary and grade level changes made after March 1, 1997.

     5. NEW EMPLOYEES - New full-time employees are eligible to participate in the plan during their first year of employment.
          The bonus payment will be pro-rated accordingly for the portion of the year that the employee was employed.

     6. TERMINATION - No bonus shall be paid to bonus participants who terminate or are terminated by the Company prior to the year end. In the event of retirement, disability or death, the employee or his/her beneficiary will receive a pro-rated portion of the bonus.

     7. TIME OF PAYMENT - Bonus payments shall be distributed immediately following the receipt of the audited financial statement(s) for MAMSI for the year 1997.

     8. BONUS PERCENTAGES - The distribution of the bonus payments to the Management personnel shall be limited according to the following percentage ranges. The allocations will be reviewed annually and adjusted if necessary.

                  CEO                                       25-50%
                  Executive Staff (Level 18 & above)        12-35%


                  Senior Staff (Level 17)                   11-30%
                  Level 16                                  10-28%
                  Level 15                                   9-21%
                  Level 14                                   8-16%
                  Levels 12 and 13                           7-12%
                  Levels 10 and 11                           5- 7%


     9. AMENDMENT- The Board of Directors may amend the 1997 Management Bonus Plan to materially increase the amounts payable thereunder to participants, other than executive officers, or for any other reason.


                                                          February 26, 1997